FORM
4


Check this box if no longer subject
to Section 16. Form 4 or Form 5
obligations may continue. See
Instruction 1(b).
(Print or Type Responses)

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities
Exchange Act of 1934, Section 17(a) of the Public
Utility Holding Company Act of 1935 or Section 30(f) of
the Investment Company Act of 1940
OMB APPROVAL
OMB Number:
3235-0287
Expires:
December 31,
2001
Estimated
average burden
hours per
response. . . .
0.5


1
 .
Name and Address of Reporting
Person*

Fingerhut Companies, Inc.(1)

2
 .
Issuer Name and Tickler or Trading
Symbol
	Aptimus, Inc. (APTM)
6
 .
Relationship of Reporting Person(s) to Issuer
(Check all applicable)

__
_
Director
_x_
_
10% Owner

__
_
Officer (give title
below)
___
Other (specify
below)

__________________________________

(Last)     (First)     (Middle)

		4400 Baker Road
3
 .
I.R.S.
Identification
Number of Reporting
Person, if an entity
(voluntary)

4
 .
Statement for
Month/Year
	April, 2001

(Street)

		Minnetonka,	MN 	55343

5
 .
If Amendment, Date of
Original (Month/Year)

7
 .
Individual or Joint/Group Filing (Check Applicable
Line)

_x__
Form filed by One Reporting Person

___
Form filed by More than One Reporting Person

(City)     (State)     (Zip)
Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1
 .
Title of
Security
(Instr. 3)

2
 .
Transaction
Date


(Month/Day/Year
)

3
 .
Transaction
Code
(Instr. 8)

4
 .
Securities Acquired
(A)
or Disposed of (D)
(Instr. 3, 4 and 5)

5
 .
Amount of Securities
Beneficially Owned at End
of Month

(Instr. 3 and 4)

6
 .
Ownership
Form: Direct
(D) or
Indirect (I)
(Instr. 4)

7
 .
Nature of
Indirect
Beneficial
Ownership


(Instr. 4)



Cod
e
V
Amount
(A)
or
(D)
Price



Common Stock
04/16/01
S

2,720,000
D
$.40(2)

2,411,255
	D







































Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1
 .
Title of
Derivativ
e
Security
(Instr.3)

2
 .
Conversio
n or
Exercise
Price of
Derivativ
e
Security

3
 .
Transaction
Date
(Month/Day/Year
)

4
 .
Transactio
n Code
(Instr. 8)

5
 .
Number of Derivative
Securities Acquired
(A) or Disposed of
(D)
(Instr. 3, 4 and 5)

6
 .
Date Exerciseable
and Expiration
Date
(Month/Day/Year)

7
 .
Title and
Amount of
Underlying
Securities
(Instr. 3
and 4)

8
 .
Price of
Derivativ
e
Security
(Instr.
5)

9
 .
Number of
Derivative
Securities
Beneficiall
y Owned at
End of
Month
(Instr. 4)

10
 .
Ownership
Form of
Derivative
Securities
Beneficiall
y Owned at
End of
Month
(Instr. 4)

11
 .
Nature of
Indirect
Beneficia
l
Ownership
(Instr.
4)




Code
V
(A)
(D)
Date
Exercisabl
e
Expiratio
n Date
Title
Amount
or
Number
of
Shares




Warrants
(Right To
Buy)
$2.50
04/16/01
J

150,000

04/16/01
04/16/03
Commo
n
Stock
150,00
0
	(3)
150,000
D






























































Explanation of Responses:
(1) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities offered by Fingerhut Companies, Inc. Federated Department Stores, Inc. may be deemed to control Fingerhut by virtue of its ownership of 100% of Fingerhut's capital stock and its corresponding right to elect Fingerhut's directors, and therefore, the Issuer's equity securities may also be deemed to be beneficially owned by Federated.
(2) This private sale of non-derivative securities was a purchase of 2,720,000 shares of Aptimus, Inc. Common Stock by the issuer beneficially owned by Fingerhut Companies, Inc. for a total purchase price of $1,088,000 of which $250,000 was paid in cash, and Aptimus, Inc. signed a promissory note to Fingerhut Companies, Inc. in the principal amount of $838,000 payable in 18 consecutive monthly installments of $50,135.12 bearing interest at the rate of 9.5% per annum.
(3) The warrant to purchase 150,000 shares is at an exercise price of $2.50 per share, subject to antidilution adjustment. The warrant was issued to Fingerhut Companies, Inc. in connection with the sale of common stock and issuance of the promissory note described in Footnote (2).


Michael P. Sherman
**Signature of Reporting Person
May 9, 2001
Date

Reminder:
Report on a separate line for each class of securities
beneficially owned directly or indirectly.
*
If the form is filed by more than one reporting person,
see Instruction 4(b)(v).
**
Intentional misstatements or omissions of facts constitute Federal Criminal Violations
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:
File three copies of this Form, on of which must be manually signed. If space is insufficient, see
Instruction 6 for procedure






http://www.sec.gov/divisions/corpfin/forms/4.htm
Last update: 11/05/1999
Joint Filer Information
---------------------------------------------------------------
Name of Joint Filer:	Federated Department Stores, Inc.
Address:			7 West Seventh Street
				Cincinnati, OH  45202
Designated Filer:		Fingerhut Companies, Inc.

Issuer & Ticker Symbol:	Aptimus, Inc. ("APTM")
Date of Event
Requiring Statement:	April 16, 2001

				Federated Department Stores, Inc.


Signature:			By:	Karen M. Hoguet
					Karen M. Hoguet
					Senior Vice President,
					Chief Financial Officer